Exhibit 10.13

English Summary of Amendment I (dated 2 September 2014) between Trifork B.V. and Mr. B. Smeets (the “Lessor”) and Elasticsearch B.V. (the “Tenant”), amending the lease agreement dated 30 October 2012 (“Original Lease”).

a.	Expansion of the leased premises

In addition to the Original Lease, in amendment I parties agreed to increase the leased premises with ca. 109 square meters office space located at the third floor of the office building “De Schinkel” located in Amsterdam (address: Rijnsburgstraat 9-11, 1059 AT AMSTERDAM).

b.	Adjustment duration lease

In addition to the Original Lease, parties agreed that the expiry date will be equal to the expiry date of the main lease agreement between Lessor and the landlord, therefore being 30 June 2019, provided neither Lessor nor Tenant issues a notice of (early) termination, taking into account a notice period of 6 months.

The lease agreement will terminate automatically (by operation of law) per 30 June 2019.

c.	Adjustment rent

Annual rent is increased with EUR 192.96/square meters/year per 1 August 2014.

According to Amendment I to the Original Lease, the monthly rent due per 1 August 2014 is:

-	Lease office space:	EUR 3.820.11
-	Service costs:	EUR 891.67

d.	Right of first refusal

Tenant is granted a right of first refusal to lease ca. 49 square meters of adjacent office space located on the west wing on the third floor.

All other clauses and provisions of the Original Lease remain unchanged.